EXHIBIT 99.1
                       AMEDIA CLOSES $10 MILLION FINANCING

                 Financing to Fuel Next Stage of Business Growth

EATONTOWN, N.J. -- May 5, 2006 - Amedia Networks, Inc. (OTCBB:AANI), a provider of home gateways and switched Ethernet ultra-broadband solutions, today announced that it has closed a private placement of $10 million in principal amount of its two year 8% Senior Secured Convertible Debentures to institutional and private investors.

Amedia expects to use the proceeds to fund the development of its next generation of Home Gateway and Access products, as well as to retire short-term debt that was incurred over the past several months. Proceeds will also be used to customize the Company's current product platforms to inter-operate with our strategic partners' solutions in order to accommodate several significant market opportunities. This would also apply to products that are being jointly developed, such as those recently announced with regard to the IP Home Gateways that will enable customers using Motorola's existing Multi-Service Access Platform to access IP-based services.

Commenting on the raise, Frank Galuppo, President and Chief Executive Officer for Amedia stated "We believe that investors have provided these funds as an affirmation that we are on the right path in executing our business plan. They are impressed with our current and planned product portfolio, the overall experience of our management team, and our strong technology foundation."

J. D. Gardner, the Chief Financial Officer for Amedia noted, "This convertible debenture instrument has been structured to provide the maximum flexibility for our company to pursue our business plan in the short run and is the best way to increase over the long-term the valuation of our company and to mitigate dilution to our existing shareholders. We are quite pleased with the outcome of this funding initiative."

At the closing of this transaction, the investors were issued Amedia's 8% Senior Secured Convertible Debentures and warrants to purchase shares of Amedia's common stock at a per share exercise price of $1.50. Additional information relating to the Senior Secured Convertible Debentures, the warrants and related matters will be included in the Current Report on Form 8-K that Amedia will file with the Securities and Exchange Commission within four business days of the closing of the transaction.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.


About Amedia Networks, Inc.
Amedia designs and develops premises gateways and switched Ethernet access solutions. These secure and flexible solutions are used by network operators deploying Fiber-to-the-Premises, Fiber-to-the-Building, or Fiber-to-the-Node infrastructures in order to offer their residential and enterprise subscribers high-speed data, IP video, and Voice over Internet Protocol (VoIP) services with the highest level of service quality. For more information about Amedia Networks, please visit www.amedia.com.

This press release may contain "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995. A number of factors could cause Amedia's actual results to differ from anticipated results expressed in such forward-looking statements. Such factors are addressed in Amedia's filings with the
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Securities and Exchange Commission (available at www.sec.gov). Amedia assumes no obligation to update any forward-looking statements.

Amedia Media Contact
Gary Feldman, VP of Marketing and Business Strategy
(732) 440-1956
garyf@amedia.com

Amedia Investor Contact
Michael Goldberg
(732) 440-1992 / option 3
ir@amedia.com